Exhibit 99.1

ALIGN TECHNOLOGY ANNOUNCES $50 MILLION ACCELERATED STOCK REPURCHASE PROGRAM

SAN JOSE, Calif., May 3, 2017 -- Align Technology, Inc. (NASDAQ: ALGN) today announced that it has entered into an accelerated stock repurchase agreement ("ASR") with Wells Fargo Bank, National Association ("Wells Fargo"), to repurchase $50 million of Align’s common stock as part of Align’s, $300 million stock repurchase program announced on April 28, 2016.

Under the terms of the ASR, Align has agreed to repurchase $50 million of its common stock through Wells Fargo, with an initial delivery of approximately 261,000 shares. The final number of shares to be repurchased will be based on Align’s volume-weighted average stock price during the term of the ASR transaction, less an agreed upon discount. The ASR transaction is expected to be completed approximately three months from May 3, 2017 and will be funded with the Company’s cash on hand.

The Company's stock repurchase plan will operate in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934. Accordingly, transactions, if any, will be effected in accordance with the terms of the share repurchase plan, including specified price, volume, and timing conditions.
About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align's products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about iTero digital scanning system, please visit www.itero.com.

Forward Looking Statement

This news release contains forward-looking statements including statements regarding the expected completion date of the ASR transaction, the number of shares of common stock that will be initially delivered to Align under the ASR transaction and Align’s expectation that it will finance the ASR transaction with cash on hand. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, changing stock market conditions and the other risks described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the Securities and Exchange Commission on February 28, 2017. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact	Press Contact
Yin Cantor	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1044	(678) 261-7803
ycantor@aligntech.com	align@ethoscommunication.com